Exhibit 99.2

DRAFT

Ardea Contact:	John Beck
Ardea Biosciences, Inc.
(858) 652-6523
jbeck@ardeabio.com

Media Contact:	Heidi Chokeir, Ph.D.
Russo Partners, LLC
(619) 528-2217
heidi.chokeir@russopartnersllc.com
Ardea Biosciences Announces Additional Positive Results from a Phase 2a Study of RDEA594 at the
2009 ACR/ARHP Annual Scientific Meeting
RDEA594 Significantly Reduced Serum Urate Levels in Gout Patients and Was Well Tolerated
Conference Call and Webcast Scheduled for 11:30 A.M. Eastern Time Today
SAN DIEGO, October 19, 2009 — Ardea Biosciences, Inc. (Nasdaq: RDEA) today announced additional positive results from the completed first cohort of an ongoing Phase 2a, proof-of-concept study of RDEA594, its lead product candidate for the treatment of hyperuricemia and gout. These results, as well as data from a preclinical drug-drug interaction study demonstrating RDEA594’s potential to be used in combination with allopurinol and febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen), are being presented today at the 2009 American College of Rheumatology (ACR) / Association of Rheumatology Health Professionals (ARHP) Annual Scientific Meeting in Philadelphia, Pennsylvania.
In the first cohort of this small placebo- and active-controlled study of 21 gout patients with hyperuricemia (serum urate ≥ 8 mg/dL), 11 patients were randomized to blinded RDEA594 200 mg once-daily (qd) for one week followed by RDEA594 400 mg qd for one week, 5 patients were randomized to blinded placebo for two weeks and 5 patients were randomized to open-label allopurinol 300 mg qd for two weeks. All patients receiving RDEA594 experienced a dose-related reduction in uric acid levels in their blood. Patients who excrete less than normal amounts of uric acid make up approximately 90% of the gout patient population and are the primary target for treatment with RDEA594. In this study, the response rate (response defined as serum urate to < 6 mg/dL) to RDEA594 in these patients was 60% (6/10) after two weeks of treatment. A majority of patients randomized to RDEA594 also had mild to moderate renal impairment (Creatinine Clearance by Cockcroft-Gault method = 50-89 ml/min) at baseline and 86% of those patients responded to RDEA594 at two weeks.
RDEA594 increased urinary excretion of uric acid in the under-excretor patients in this study to pre-treatment levels seen in normal healthy volunteers in prior studies. Avoiding excessive clearance of uric acid should reduce the risk of renal toxicity. RDEA594 was also well tolerated in this study, with no serious adverse events and no premature discontinuations due to adverse events in patients receiving RDEA594.

In the ongoing second cohort of this trial, 6 gout patients with hyperuricemia (serum urate ≥ 9 mg/dL) will receive allopurinol 300 mg qd for one week followed by the addition of RDEA594 or placebo for two more weeks.
Preclinical models did not show any drug-drug interactions between RDEA594 and either allopurinol or febuxostat. Ongoing studies in humans will provide additional evidence to support the potential use of these combinations. An update on animal safety studies was also presented with recent results from a 3-month and 6-month assessment of chronic toxicity in rats and monkeys, respectively, showing no organ toxicity with RDEA594. In particular, no renal toxicity was noted in clinical chemistry, gross pathology or histopathology at doses up to 300 mg/kg/day.
“RDEA594 continues to move through clinical development with an impressive efficacy and safety profile. The significant activity observed in patients with mild to moderate renal impairment, a substantial group of gout patients that are not effectively treated with allopurinol, is extremely encouraging,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “Results presented today provide an important first look at what we expect to see in the larger single-agent Phase 2b dose-response trial now underway, as well as validation of the doses selected for all studies in the Phase 2 program.”
The ACR/ARHP posters are available on the Company’s website (http://www.ardeabio.com) under the titles, “RDEA594, a Novel Uricosuric Agent, Significantly Reduced Serum Urate Levels and Was Well Tolerated in a Phase 2a Pilot Study in Hyperuricemic Gout Patients” and “Evaluation of Drug-Drug Interaction Potential Between RDEA594, Allopurinol and Febuxostat in Preclinical Species”.
Ardea will host a live conference call and webcast on Monday, October 19, 2009 at 11:30 a.m. Eastern Daylight Time. The conference call will be hosted by Barry D. Quart, PharmD, Ardea’s president and chief executive officer, and Kimberly J. Manhard, Senior Vice President of Regulatory Affairs and Operations and will include Mark C. Genovese, MD Professor of Medicine and Co-Chief of the Division of Immunology and Rheumatology at Stanford University Medical Center and John S. Sundy, MD, PhD Associate Professor of Medicine and Head of the Section of Allergy and Clinical Immunology in the Division of Pulmonary, Allergy and Critical Care Medicine at Duke University Medical Center.
The conference call can be accessed by dialing 800-638-4930 for domestic callers and 617-614-3944 for international callers. Please use passcode: 94791770. The conference call and slide presentation will be webcast live under the investor relations section of Ardea’s website at www.ardeabio.com, and will be archived there for 30 days following the call. Please connect to Ardea’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.
About Hyperuricemia and Gout
Gout is a painful and debilitating disease caused by abnormally elevated levels of uric acid in the blood stream. Approximately 90% of gout patients are considered to be under-excretors of uric acid, which leads to excessive levels of uric acid in the blood. Our most advanced product candidate, RDEA594, is a selective inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. . Consequently, increasing renal excretion of uric acid by moderating URAT transporter activity may provide the most physiologically appropriate treatment for gout.
About RDEA594 and RDEA684
RDEA594 is our lead product candidate for the treatment of hyperuricemia and gout. RDEA594 is in Phase 2 development as a single agent and in combination with the approved xanthine oxidase inhibitor, allopurinol. Over 300 people have safely received RDEA594, either by direct administration or through administration of RDEA806, its prodrug. We have selected a next-generation URAT1 inhibitor, RDEA684, as a development candidate and expect to begin a Phase 1 study of RDEA684 in 2010. Based on preclinical results, RDEA684 demonstrates many of the same positive attributes as RDEA594, but with more than 170-times greater potency against the URAT1 transporter.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of gout, cancer, inflammatory diseases and human immunodeficiency virus (HIV). RDEA594, our lead product candidate for the treatment of hyperuricemia and gout, is a selective URAT1 transporter inhibitor in Phase 2 clinical development. Our next-generation URAT1 inhibitor, RDEA684, is currently in preclinical development. RDEA119, a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) and our lead product candidate for the treatment of cancer, is being developed under a global license agreement with Bayer HealthCare. RDEA119 is being evaluated as a single agent in a Phase 1 study in advanced cancer patients and in a Phase 1/2 study in combination with sorafenib (Nexavar®; Bayer HealthCare, Onyx Pharmaceuticals) in advanced cancer patients. RDEA119 has also been evaluated for potential use in inflammatory diseases in a Phase 1 study in normal healthy volunteers. RDEA806, our lead product candidate for the treatment of HIV, is a non-nucleoside reverse transcriptase inhibitor (NNRTI) that has successfully completed a Phase 2a study in HIV patients.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of RDEA594, RDEA684, RDEA119, RDEA806 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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